Exhibit 99.1

LINDBLAD EXPEDITIONS HOLDINGS, INC. APPOINTS NATALYA LEAHY AS CEO, RICK GOLDBERG AS CFO

Founder and CEO Sven-Olof Lindblad to Become Co-Chair of Board and Interim CFO Dyson Dryden to Retain Board Director Position

NEW YORK – DEC. 10, 2024 – Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND; the “Company” or “Lindblad Expeditions”), a global leader of expedition cruises and adventure travel experiences, today announced two key executive appointments: Natalya Leahy will join as Chief Executive Officer (CEO), effective Jan. 1, 2025, and Rick Goldberg has been appointed Chief Financial Officer (CFO), effective Dec. 31, 2024.

“As Lindblad Expeditions moves into its 46th year, I am delighted and confident that the leadership of Natalya Leahy as CEO and Rick Goldberg as CFO will represent an energized, talented and experienced partnership, leading the Company into our next phase of growth in the experiential travel space both at sea and on land,” said Sven-Olof Lindblad, Founder and current CEO of Lindblad Expeditions and a member of the Board. “I look very much forward to, along with my fellow Board members, supporting Natalya and Rick to maintain and strengthen our position as the leaders in this rapidly growing sector of the travel industry and creating meaningful value for all of our stakeholders.”

Ms. Leahy most recently served as President of Seabourn, where she was responsible for all aspects of the luxury cruise line’s business and operations, leading a global team of more than 4,000 shoreside and seagoing employees. Prior to taking on the role of President, Ms. Leahy spent several years serving in various leadership positions at Holland America Group, including Chief Operations Officer (COO) and CFO, respectively. Throughout her career, Ms. Leahy served in various leadership roles for global organizations, such as The Procter & Gamble Company, United Nations, and The Coca-Cola Company.

Mr. Goldberg currently serves as CFO of Founders Table Restaurant Group, where he has led all aspects of the high-growth, fast-casual restaurant company’s finance, real estate and development, franchising, and customer insights, since 2021. Previously, Mr. Goldberg also held various leadership positions, including CFO, at Jackson Hewitt Tax Service Inc., one of the largest providers of assisted tax preparation services in the United States.

“We are excited to welcome two exceptional leaders whose experience, drive, skill sets, and values perfectly align with our vision and mission,” said Mark D. Ein, current Chairman of the Board. “Natalya’s extensive background in senior leadership across global travel and iconic brand-focused companies, combined with Rick’s broad experience as a senior finance leader, will bring invaluable perspectives to our team. Their proven success and dedication to excellence will be instrumental in driving operational and financial performance, achieving our ambitious growth objectives, and delivering lasting value to our stakeholders.”

“I’m excited and humbled by the opportunity to lead such a purpose-driven organization like Lindblad Expeditions, the pioneer of modern expedition cruising and the undisputed expert in adventure travel,” said Ms. Leahy. “Nearly 50 years ago, Lindblad Expeditions created the expedition travel category, serving as a beacon of authentic, immersive, and responsible exploration. I wholeheartedly believe in the transformative power of travel, and Lindblad Expeditions is uniquely creating life-changing experiences for sophisticated travelers eager to explore the Earth’s most extraordinary places in extreme comfort. I’m honored to join the talented team here and build on Sven’s legacy as we embrace the exciting opportunities ahead.”

“I am thrilled to be joining Lindblad Expeditions as the new CFO and to be a part of such a revered Company with a deep heritage,” said Mr. Goldberg. “With a strong financial foundation and impressive growth trajectory ahead, I look forward to delivering long-term value for our shareholders while creating exceptional guest experiences together with Lindblad Expeditions’ talented leadership team.”

Ms. Leahy succeeds Lindblad Expeditions’ Founder, Mr. Lindblad, who will become Founder and Co-Chair of the Board. Mr. Ein will become Board Co-Chair as well as Lead Independent Director. Rick Goldberg succeeds L. Dyson Dryden, who has served as interim CFO since June 2024, and continues his long-standing position as a Board Director.

To learn more about Lindblad Expeditions Holdings, Inc., its growing portfolio of brands, and the Company's commitment to responsible exploration, visit investors.expeditions.com.

About Natalya Leahy:

Natalya Leahy is the former President of Seabourn, an ultra-luxury cruising and expedition travel operator. In this role, Ms. Leahy was responsible for all aspects of the award-winning cruise line's global business and operations. Prior to taking on the role of President, Ms. Leahy served as both COO and CFO for Holland America Group—former division of Carnival Corporation uniting four brands and land operations. Before joining Holland America Group, Ms. Leahy spent 10 years in multiple leadership roles at The Procter & Gamble Company, as well as positions in Finance and Operations at the United Nations, The Coca-Cola Company, and Le Meriden Uzbekistan.

A native to Uzbekistan, Ms. Leahy is passionate about diversity, equality, and improving lives through education. She is a founding member of the Special Olympics organization in Uzbekistan, and actively supports the equitable treatment and representation of women in business, serving as a mentor for many.

About Rick Goldberg:

Rick Goldberg has served as CFO at Founders Table Restaurant Group since October 2021. Prior to this, Mr. Goldberg worked at Jackson Hewitt Tax Service Inc., where he grew through various leadership positions, including CFO, Senior Vice President of Finance & Strategy, Vice President & CFO of the Corporate Retail Division, and more. Mr. Goldberg also co-founded and served as the COO of City Wine Tours.

About Lindblad Expeditions Holdings, Inc.:

Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND; the “Company”) is a leader in global expedition travel, offering immersive, educational journeys that span all seven continents through its six pioneering brands. Driven by a passion for the planet and the belief that there is always more to be discovered, the Company leads travelers to the farthest reaches of the world with an expansive portfolio of ship- and land-based expeditions. In collaboration with National Geographic, Lindblad Expeditions operates and sells the National Geographic-Lindblad Expeditions co-brand, which offers ship-based voyages that allow guests to explore remote destinations alongside scientists and naturalists, and with state-of-the-art exploration tools. In addition to its renowned modern expedition cruises, the Company’s award-winning land-based brands—Natural Habitat Adventures, Off the Beaten Path, DuVine Cycling + Adventure Co., Classic Journeys, and Wineland-Thomson Adventures—provide extraordinary wildlife, cultural, and adventure-focused experiences. Together, these brands connect travelers with some of the planet’s most inspiring natural and cultural landscapes, fostering a deep appreciation for the world.

To learn more about Lindblad Expeditions Holdings, Inc., its growing portfolio of brands, and the Company’s commitment to responsible exploration, visit investors.expeditions.com.

Media Contact:

Bradley Norman, Lindblad Expeditions: bradleyn@expeditions.com

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